SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

LAIDLAW INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROXY STATEMENT
VOTING SECURITIES AND RECORD DATE
QUORUM AND VOTING
PROPOSAL I ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION
REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
COMPARATIVE STOCK PERFORMANCE GRAPH
AUDIT COMMITTEE AND INDEPENDENT AUDITORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROCEDURES FOR SUBMISSION OF STOCKHOLDER PROPOSALS
SOLICITATION OF PROXIES
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563
Telephone: (630) 848-3000

December 16, 2005

Dear Stockholder:

      You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Laidlaw International, Inc. (the “Company”), which will be held on February 2, 2006, at 1:30 p.m. Central Standard Time, at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas, 75038.

      At the annual meeting you will be asked to elect three directors to our Board of Directors.

      The Company has enclosed a copy of its Annual Report for the fiscal year ended August 31, 2005 with this Notice of Annual Meeting of Stockholders and proxy statement. If you would like another copy of the 2005 Annual Report, please contact Sarah Lewensohn at Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3120, and you will be sent one.

      Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

Kevin E. Benson
President and Chief Executive Officer

LAIDLAW INTERNATIONAL, INC.

55 Shuman Blvd.
Naperville, Illinois 60563
Telephone: (630) 848-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 2, 2006

          The Annual Meeting of Stockholders of Laidlaw International, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, February 2, 2006, at 1:30 p.m. Central Standard Time, at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas, 75038, for the following purposes:

(1) Electing three Class III directors whose terms expire at this Annual Meeting to the Board of Directors to hold office for a three-year term; and

(2) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on December 6, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

KEVIN E. BENSON
President and Chief Executive Officer

December 16, 2005

      The Company’s Annual Report for the fiscal year ended August 31, 2005 (the “2005 Annual Report”) is enclosed. The 2005 Annual Report contains financial and other information about the Company but is not incorporated into the proxy statement.

      Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card or follow the instructions printed on the card for telephone or Internet voting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

PROXY STATEMENT

      The enclosed proxy card is solicited by the Board of Directors of Laidlaw International, Inc. (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, February 2, 2006, at 1:30 p.m. Central Standard Time, at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas, 75038, and at any adjournments thereof (the “Annual Meeting”).

      This proxy statement is dated December 16, 2005 and it is first being mailed to stockholders on or about December 16, 2005.

VOTING SECURITIES AND RECORD DATE

      Stockholders of record of the Company at the close of business on December 6, 2005 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 100,356,517 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563 for a period of ten days prior to the meeting. The list of the holders will also be available for such examination at the Annual Meeting.

QUORUM AND VOTING

      Each share of Common Stock is entitled to one vote. No other securities are entitled to be voted at the Annual Meeting. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of issued and outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting. If a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.

      The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (1) for the nominees for director named in this proxy statement; and (2) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

Broker Voting

      Brokers holding shares of record for a customer have the discretionary authority to vote on some matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a broker non-vote results. Any broker non-vote will be treated as not entitled to vote with respect to certain matters.

How to Vote

      You may vote in one of four ways:

Vote Over the Internet

•	If your shares are held in the name of a broker, bank or other nominee: Vote your Laidlaw shares over the Internet by accessing the website given on the proxy card you received from such broker, bank or other nominee. You will need the control number that appears on your proxy card when you access the web page.

•	If your shares are registered in your name: Vote your Laidlaw shares over the Internet by accessing the website at www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

Vote by Telephone (Touch-Tone Phone Only)

•	If your shares are held in the name of a broker, bank or other nominee: Vote your Laidlaw shares over the telephone by following the telephone voting instructions; if any, provided on the proxy card you received from such broker, bank or other nominee.

•	If your shares are registered in your name: Vote your Laidlaw shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

      Based on your Internet and telephone voting, the proxy holders will vote your shares according to your directions.

Vote by Returning Your Proxy Card

      You may vote by signing and returning your proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the Annual Meeting.

Vote by Ballot at the Meeting

      You may also attend the Annual Meeting and vote by a ballot that you will receive at the meeting.

If You Change Your Mind After Voting

      You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. You can write to the Corporate Secretary stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the Annual Meeting, you may vote by ballot, which will cancel your previous proxy vote.

Required Vote

Proposal I

      The three nominees for Class III director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

PROPOSAL I

ELECTION OF DIRECTORS

      Under the Certificate of Incorporation, the Company is authorized to appoint up to fifteen (15) members to the Board of Directors. The Board of Directors currently consists of eight members. In accordance with the Company’s Certificate of Incorporation, the Board of Directors is divided into three classes of directors, with each class as nearly equal in number of directors as possible. Class III consists of Kevin E. Benson,

Lawrence M. Nagin and Peter E. Stangl, and their current terms of office will expire at this Annual Meeting. Class I consists of John F. Chlebowski, James H. Dickerson, Jr. and Maria A. Sastre, and their current terms of office will expire at the 2007 Annual Meeting of Stockholders. Class II currently consists of Richard P. Randazzo and Carroll R. Wetzel, Jr., and their current terms of office will expire at the 2008 Annual Meeting.

      At each annual stockholders’ meeting, directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining directors then in office. At the Annual Meeting, three directors are to be elected by the stockholders to hold office, each for a term of three years and until his or her successor is elected and qualified.

      The Company has a Nominating and Corporate Governance Committee and all nominations are approved by the Board of Directors. The Board of Directors recommends that its three nominees for directors be elected at the Annual Meeting. The nominees are Kevin E. Benson, Lawrence M. Nagin and Peter E. Stangl. Each of these nominees has consented to serve as a director if elected. Messrs. Benson, Nagin and Stangl currently serve as directors of the Company, and each has served as a director of the Company since June 2003. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a director as the Board of Directors may recommend.

      Information regarding each of the nominees proposed by the Board of Directors for election as Class III directors, along with information concerning the present Class I and Class II continuing directors of the Company is set forth below:

Class III — Nominees

Name	Age	Position(s)

Kevin E. Benson	58	Director Nominee, President and Chief Executive Officer
Lawrence M. Nagin	64	Director Nominee
Peter E. Stangl	64	Director Nominee, Non-Executive Chairman of the Board

Class I Directors — Terms Expiring in 2007

Name	Age	Position(s)

John F. Chlebowski	60	Director
James H. Dickerson, Jr.	59	Director
Maria A. Sastre	50	Director

Class II Directors — Terms Expiring in 2008

Name	Age	Position(s)

Richard P. Randazzo	61	Director
Carroll R. Wetzel, Jr.	62	Director

Director Nominees

      Kevin E. Benson, age 58, has been President and Chief Executive Officer and a director of the Company since June 23, 2003. From September 2002 to June 23, 2003, Mr. Benson was President and Chief Executive Officer of Laidlaw Inc., the Company’s predecessor. Laidlaw Inc. and Laidlaw Investments Ltd. filed petitions for chapter 11 protection on June 28, 2001 and on June 23, 2003, Laidlaw Investments Ltd. emerged from bankruptcy and reorganized as Laidlaw International, Inc., a Delaware corporation. Prior to that, Mr. Benson served as President and Chief Executive Officer of the Insurance Corporation of British Columbia, an

insurance company, from December 2001 until September 2002 and as President of The Pattison Group, a privately owned company and a conglomerate that owns interests in numerous businesses across a range of industries, in 2000 and 2001. He previously served as President and Chief Executive Officer of Canadian Airlines from 1996 until 2000. Mr. Benson also serves as a director of TransCanada Pipelines Ltd.

      Lawrence M. Nagin, age 64, has served as a director of the Company since June 23, 2003. Since April 2003, Mr. Nagin has been Senior Strategic Advisor with the law firm O’Melveny & Myers LLP. Before joining O’Melveny & Myers, Mr. Nagin was a consultant to US Airways Group, Inc., the parent company of US Airways, Inc., a commercial air transportation company. Mr. Nagin joined US Airways Group as Executive Vice President — Corporate Affairs and General Counsel in 1996 where he held that position until March 2002. US Airways Group filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on August 11, 2002 and subsequently emerged from bankruptcy on March 31, 2003. Prior to that, he was in the private practice of law at the law firm Skadden, Arps, Slate, Meagher & Flom LLP from 1994 until 1996. Prior to joining the law firm, Mr. Nagin was Executive Vice President — Corporate Affairs and General Counsel for UAL Corp., the parent company of United Airlines, Inc., a commercial air transportation company.

      Peter E. Stangl, age 64, has served as a director of the Company since June 23, 2003. From 2000 until his retirement in 2003, he served as President of Bombardier Transportation, US, a division of Bombardier, Inc., a global manufacturer of business jets, regional aircraft and rail transportation equipment. Prior to that, Mr. Stangl served as President of Bombardier Transit Corporation from 1995 until 2000. Before joining Bombardier, he was employed by the Metropolitan Transportation Authority of New York where he was Chairman and Chief Executive Officer from 1991 until 1995 and President, Metro-North Commuter Railroad from 1983 until 1991. Mr. Stangl joined the Metropolitan Transportation Authority as Assistant Executive Director for Service Policy and Operations in 1980.

Continuing Directors

      John F. Chlebowski, age 60, has served as a director of the Company since June 23, 2003. He served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Prior to that, he was employed by GATX Terminals Corporation, a subsidiary of GATX Corporation, as President and Chief Executive Officer from 1994 until 1997. He served as Chief Financial Officer and Vice President Finance of GATX Corporation, a specialized finance and leasing company, from 1986 until 1994 and Vice President Finance from 1984 until 1986. Mr. Chlebowski joined GATX Corporation in 1983 as Vice President Financial Planning. Mr. Chlebowski is also a director of NRG Energy, Inc.

      James H. Dickerson, Jr., age 59, has served as a director of the Company since June 23, 2003. Since April 2005, Mr. Dickerson has served as Executive Vice President, Chief Financial Officer and Treasurer of BlueCross BlueShield of Western New York, a provider of healthcare benefits. Mr. Dickerson served as the Chief Operating Officer of Caremark Rx, Inc., a pharmaceutical company, from May 2000 until July 2002. He joined Caremark in 1998 as the Executive Vice President and Chief Financial Officer. Prior to joining Caremark, Mr. Dickerson was Senior Vice President and Chief Financial Officer of Aetna US Healthcare Corporation of Aetna, Inc., a provider of healthcare benefits, from 1994 until 1998. Mr. Dickerson is also director of Sunterra Corporation and is a Trustee of Rider University.

      Richard P. Randazzo, age 61, has served as a director of the Company since June 23, 2003. Since 1997, Mr. Randazzo has served as Senior Vice President, Human Resources of Federal-Mogul Corporation, a global supplier of automotive components and sub-systems serving original equipment manufacturers and the aftermarket. On October 1, 2001, Federal-Mogul Corporation filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. Mr. Randazzo has held the top human resources positions at Nextel Communications from 1995 until 1996, Asea Brown Boveri, Inc., Americas Region from 1991 until 1995 and was the Vice President of Human Resources of Xerox Corporation’s largest operating group. He served at Xerox for twenty four years before leaving in 1991. Mr. Randazzo serves on the Board of Directors of Detroit Junior Achievement and is a Fellow at the National Academy of Human Resources.

      Maria A. Sastre, age 50, has served as a director of the Company since June 23, 2003. Ms. Sastre currently serves as Vice President, International Sales and Marketing for Royal Caribbean International of Royal Caribbean Cruises, a global cruise vacation company. From 2001 through 2004, Ms. Sastre served as Vice President, Hotel Operation and from 2000 through 2001 as Vice President, Total Guest Satisfaction for Royal Caribbean International of Royal Caribbean Cruises. Prior to that, she was employed by UAL Corporation, a holding company for United Airlines, Inc., a commercial air transportation company, since 1992 where she held various positions, including Vice President, Customer Satisfaction from 1999 until 2000, Vice President, Latin America and Caribbean from 1995 until 1999, and Director, International Sales and Marketing, Asia, Europe and Latin America from 1994 until 1995. UAL Corporation filed for Chapter 11 protection on December 9, 2002. Ms. Sastre is also a director of Darden Restaurants, Inc. and is chair-elect of the Greater Miami Convention & Visitors Bureau.

      Carroll R. Wetzel, Jr., age 62, has served as a director of the Company since June 23, 2003. From 1988 to 1996, Mr. Wetzel was a Managing Director of Chemical Bank Corporation and co-head of the Mergers and Acquisitions Group of Chase Manhattan Corporation (after Chemical Bank’s merger with Chase Manhattan). Mr. Wetzel also serves on the Board of Directors of Exide Technologies.

      The Board of Directors recommends a vote FOR the election of the nominees for Class III Director named above.

CORPORATE GOVERNANCE

      The business and affairs of the Company are managed by or under the direction of the Board of Directors. The Board’s goals are to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and the other individuals and organizations who depend on the Company. To achieve these goals, the directors will monitor the performance of the Company by regularly attending meetings of the Board and its committees. The Board of Directors held six (6) regularly scheduled meetings and six (6) special meetings during fiscal 2005. During the 2005 fiscal year, each member of the Board of Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which they served. All of our directors attended the 2005 Annual Meeting of Stockholders.

      On November 19, 2003, the Board of Directors adopted Corporate Governance Guidelines of the Company, which were subsequently amended by the Board on April 6, 2005. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.laidlaw.com and is also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000.

Code of Business Conduct and Ethics and Supplemental Code of Ethics

      The Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of the Company’s officers, employees and directors and a Code of Ethics that applies specifically to the Company’s Chief Executive Officer and Financial Officers. The Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Financial Officers are available on the Company’s website at www.laidlaw.com and are also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000.

Independence of Directors

      Based on information solicited from each director and upon the advice and recommendation of the Company’s Nominating and Corporate Governance Committee, the Board of Directors has determined that all of its members, other than Kevin E. Benson, the Company’s President and Chief Executive Officer, are “independent” directors as defined by the applicable rules of both the New York Stock Exchange and the

Securities and Exchange Commission. The Company’s standards for determining director independence are attached hereto as Exhibit A and can also be found in its Corporate Governance Guidelines which are available on the Company’s website at www.laidlaw.com and are also available in print to any stockholder who sends a request to Laidlaw International, Inc., Attn: Investor Relations, 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3000.

Separate Sessions of Non-management Directors

      The Corporate Governance Guidelines of the Company provide for regular executive sessions of the non-management directors without management participation. Consistent with the rules of the New York Stock Exchange, a “non-management director” is a director who is not an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Act of 1933, as amended. The Chairman, or, if appointed, Lead Independent Director, shall preside over such executive sessions. Peter E. Stangl serves as the Chairman of the Board of Directors.

Communications with Directors

      Stockholders, employees or other interested parties may communicate with the Board of Directors of the Company and/or its Audit Committee, either individually or collectively, by calling the Ethics & Integrity Helpline at 888-LAIDLAW (524-3529), by writing to P.O. Box 660606, Dallas, Texas 75266-0606 (primary), or by writing to 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563, via facsimile at 972-789-7403 (primary) or 630-848-3167 or by sending an email to directors@laidlawcompliance.com or auditcommittee@laidlawcompliance.com. These communications will be reviewed by the Ethics & Compliance Department as agent for the non-management directors in facilitating direct communication to the Board of Directors and/or its Audit Committee. All communications will be handled in a confidential manner, to the degree the law allows. Communications may be made on an anonymous basis; however, in these cases the reporting individual must provide sufficient details for the matter to be reviewed and resolved. The Company will not tolerate any retaliation against an employee who makes a good-faith report.

      The Ethics & Compliance Department will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports to the Company’s Audit Committee. It will treat communications containing complaints relating to conduct of employees as Laidlaw Helpline Reports and communications containing complaints of non-compliant behavior, such as allegations of antitrust violations in the organization as reports to the Laidlaw Compliance Committee. The Ethics and Compliance Department will distribute proposals, nominations and recommendations for prospective Director nominees to the chairman of the Company’s Nominating and Corporate Governance Committee. The Company has internal timeframes and guidelines for reporting concerns to the appropriate reviewing department or individual. Copies of actual communications will be provided to the Board of Directors upon request.

      The Company will reiterate to employees annually the process for communicating concerns. The Policy for Communications From Shareholders, Employees and Interested Parties is available on the Company’s website at www.laidlaw.com.

Committees of the Board of Directors

      Audit Committee. The Audit Committee is currently comprised of John F. Chlebowski, James H. Dickerson, Jr., Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr., all of whom are independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. John F. Chlebowski serves as the Chair of the Audit Committee. The Board of Directors has determined that John F. Chlebowski and James H. Dickerson, Jr. are the Company’s Audit Committee financial experts. The Audit Committee discusses with the Company’s management and the Company’s independent registered public accountants the overall scope and specific plans for the accountants’ audit. The Audit Committee reviews audit and non-audit fees and considers issues relating to auditor independence. The Audit Committee meets with the Company’s senior management and independent registered public accountants to discuss the results of the accountants’

examination and the Company’s financial reporting. The Audit Committee discusses policies with respect to risk management and risk assessment. The Audit Committee meets separately, periodically, with management, with internal auditors and with independent auditors. The Audit Committee also establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The Board of Directors adopted the Audit Committee Charter on November 19, 2003. A current copy of the Audit Committee Charter is available on the Company’s website at www.laidlaw.com. The Audit Committee held ten (10) meetings during fiscal 2005.

      The Audit Committee has established pre-approval policies and procedures with respect to audit and non-audit services by the Company’s independent auditors, which are described below under “Audit Committee and Independent Auditors — Pre-Approval Policies and Procedures.”

      Compliance Committee. The Compliance Committee is currently comprised of James H. Dickerson, Jr., Lawrence M. Nagin, Richard P. Randazzo and Peter E. Stangl, all of whom qualify as independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. James H. Dickerson, Jr. currently serves as the Chair of the Compliance Committee. The Compliance Committee reviews all matters relating to compliance with all laws, regulations and policies (other than securities law matters which the Audit Committee reviews) applicable to, and the principal purpose of which is to regulate or establish requirements or standards for, the conduct of the day-to-day operations of the Company’s businesses (such as those dealing with antitrust, environmental, health and safety, employment and confidentiality matters). On November 19, 2003, the Board of Directors adopted the Compliance Committee Charter. A current copy of the Compliance Committee Charter is available on the Company’s website at www.laidlaw.com. The Compliance Committee held four (4) meetings during the fiscal year ending August 31, 2005.

      Human Resources and Compensation Committee. The Human Resources and Compensation Committee is currently comprised of Richard P. Randazzo, Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr., all of whom are independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. Richard P. Randazzo serves as the Chair of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee oversees all matters relating to human resources of the Company and administers (1) all stock option or stock-related plans and, in connection therewith, all awards of options to employees pursuant to any such stock option or stock-related plan, (2) all bonus plans and (3) all compensation of the Chief Executive Officer of the Company. In addition, the Human Resources and Compensation Committee advises and consults with the Company’s management regarding pension and other benefit plans and compensation policies and practices of the Company. The Human Resources and Compensation Committee also assists the Board of Directors in developing and evaluating potential candidates for executive positions. On November 9, 2005, the Board of Directors approved an amendment to the Human Resources and Compensation Committee Charter that was originally adopted on November 19, 2003. A current copy of the Human Resources and Compensation Committee Charter is available on the Company’s website at www.laidlaw.com. The Human Resources and Compensation Committee held five (5) meetings during the fiscal year ending August 31, 2005.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently comprised of John F. Chlebowski, Lawrence M. Nagin and Peter E. Stangl, all of whom are independent directors under the New York Stock Exchange listing standards and under the Standards for Director Independence attached to the Company’s Corporate Governance Guidelines. Lawrence M. Nagin serves as the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, among other things, considers and recommends criteria for the selection of nominees for election as directors and committee members and, from time to time, may select for presentation to the full Board of Directors recommended director candidates. In fiscal 2005, the Nominating and Corporate Governance Committee engaged a third-party service provider to assist in the due diligence process for potential nominees for director. In considering candidates, the Committee and the Board will comply with the applicable requirements of the Securities and Exchange Commission rules and regulations and the New York Stock Exchange governance rules and consider the personal and professional qualities and experience of the candidate in light of the needs of the Company at that time.

      In general, nominees for director should have an understanding of the workings of large business organizations and senior level executive experience. Of particular importance will be the candidate’s character, integrity, judgment, independence, commitments, analytical skills and experience relevant to the Company’s business and strategic challenges. Generally, director candidates will be considered and evaluated under the same criteria regardless of whether they are recruited by or recommended by the Board of Directors, the Nominating and Corporate Governance Committee or a stockholder. The Committee will consider nominees recommended by a stockholder or group of stockholders that have held at least 2% of the Company’s voting common stock for at least one year as of the date of the recommendation. All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee care of the Company’s Corporate Secretary at the Company’s principal headquarters, 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. A stockholder nominating recommendation must also provide certain information about the recommending stockholder, the proposed nominee, the qualifications of the nominee, as well as other additional information. The procedures for stockholders submitting director nominations can be found on the Company’s website at www.laidlaw.com.

      The Nominating and Corporate Governance Committee also develops and recommends to the full Board of Directors corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and management. On November 19, 2003, the Board of Directors adopted the Nominating and Corporate Governance Committee Charter. A current copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s website at www.laidlaw.com. The Nominating and Corporate Governance Committee held seven (7) meetings during fiscal 2005.

SECURITY OWNERSHIP

      The following table sets forth certain information concerning the beneficial ownership of the shares of the Company’s Common Stock as of December 9, 2005 by: (i) those persons owning of record, or known to the Company to be the beneficial owner of, more than five percent of the voting securities of the Company; (ii) each of our directors and director nominees; (iii) each of the executive officers named in the “Summary Compensation Table;” and (iv) all directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective director, named executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act. The address of each individual listed below is c/o Laidlaw International, Inc., 55 Shuman Blvd., Suite 400, Naperville, Illinois 60563.

      Percentage of beneficial ownership is based on 100,411,299 shares of Common Stock outstanding as of December 9, 2005.

		Percentage of Shares
	Number of Shares	of Common Stock
Name of Beneficial Owner:	Beneficially Owned	Beneficially Owned (%)

FMR Corp.(1)	14,995,165	14.9%
Mac-Per-Wolf Company(2)	6,445,397	6.4%
Sasco Capital, Inc.(3)	5,113,150	5.1%
John F. Chlebowski(4)	16,875	*
James H. Dickerson, Jr.(4)	16,875	*
Lawrence M. Nagin(4)	16,875	*
Richard P. Randazzo(4)	18,875	*
Maria A. Sastre(4)	16,875	*

		Percentage of Shares
	Number of Shares	of Common Stock
Name of Beneficial Owner:	Beneficially Owned	Beneficially Owned (%)

Peter E. Stangl(5)	27,314	*
Carroll R. Wetzel, Jr.(4)	16,875	*
Kevin E. Benson(6)	305,549	*
Douglas A. Carty(7)	101,345	*
Beth Byster Corvino(8)	39,514	*
Jeffrey W. Sanders(9)	30,167	*
Jeffery A. McDougle(10)	20,157	*
All current directors and executive officers as a group (12 persons)	627,295	*

*	Less than 1% of outstanding shares

(1)	Based on information contained in the Form 13F filed with the Securities and Exchange Commission by FMR Corp. on November 14, 2005. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Based on information contained in the Form 13F filed with the Securities and Exchange Commission by Mac-Per-Wolf Company on November 14, 2005. The address of Mac-Per-Wolf Company is 310 S. Michigan Avenue, Suite 2600, Chicago, Illinois 60604.

(3)	Based on information contained in the Form 13F filed with the Securities and Exchange Commission by Sasco Capital, Inc. on November 14, 2005. The address of Sasco Capital, Inc. is 10 Sasco Hill Road, Fairfield, Connecticut 06824.

(4)	Includes 10,125 restricted shares and 6,750 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 9, 2005.

(5)	Includes 15,189 restricted shares and 10,125 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 9, 2005.

(6)	Includes 185,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 9, 2005.

(7)	Includes 56,667 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 9, 2005.

(8)	Includes 30,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 9, 2005.

(9)	Includes 16,667 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 9, 2005.

(10)	Includes 2,500 deferred shares presently vested or vesting within 60 days after December 9, 2005 and 15,000 shares issuable upon the exercise of outstanding options presently exercisable or exercisable within 60 days after December 9, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act that were furnished to the Company during fiscal 2005 for persons who were, at any time during fiscal 2005, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met.

EXECUTIVE COMPENSATION

Executive Officers of the Company

      The following information regarding the Company’s named executive officers is as of December 16, 2005.

Name	Age	Position

Kevin E. Benson	58	President, Chief Executive Officer and Director
Douglas A. Carty	49	Executive Vice President and Chief Financial Officer
Beth B. Corvino	49	Executive Vice President, General Counsel and Corporate Secretary
Jeffrey W. Sanders	43	Vice President, Corporate Development and Controller
Jeffery A. McDougle	49	Vice President and Treasurer

      Set forth below is a description of the background of each of the named executive officers of the Company.

      Kevin E. Benson has been President and Chief Executive Officer and a director of the Company since June 23, 2003. From September 2002 to June 23, 2003, Mr. Benson was President and Chief Executive Officer of Laidlaw Inc., the Company’s predecessor. Laidlaw Inc. and Laidlaw Investments Ltd. filed petitions for chapter 11 protection on June 28, 2001 and on June 23, 2003, Laidlaw Investments Ltd. emerged from bankruptcy and reorganized as Laidlaw International, Inc., a Delaware corporation. Prior to that, Mr. Benson served as President and Chief Executive Officer of the Insurance Corporation of British Columbia, an insurance company, from December 2001 until September 2002 and as President of The Pattison Group, a privately owned company and a conglomerate that owns interests in numerous businesses across a range of industries, in 2000 and 2001. He previously served as President and Chief Executive Officer of Canadian Airlines from 1996 until 2000. Mr. Benson also serves as a director of TransCanada Pipelines Ltd.

      Douglas A. Carty has been Senior Vice President and Chief Financial Officer of the Company since June 23, 2003 and was promoted to Executive Vice President in July 2005. From January 2003 to June 23, 2003, Mr. Carty was Senior Vice President and Chief Financial Officer of Laidlaw Inc., the Company’s predecessor. Laidlaw Inc. and Laidlaw Investments Ltd. filed petitions for chapter 11 protection on June 28, 2001 and on June 23, 2003, Laidlaw Investments Ltd. emerged from bankruptcy and reorganized as Laidlaw International, Inc., a Delaware corporation. Prior to that, Mr. Carty served as Senior Vice President and Chief Financial Officer of Atlas Air Worldwide Holdings, an aviation transportation company, from July 2001 until December 2002. Atlas Air Worldwide Holdings filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on January 30, 2004 and subsequently emerged from Chapter 11 protection in July 2004. From 1990 until July 2000, Mr. Carty was employed by Canadian Airlines, where he served in a variety of positions, including Senior Vice President and Chief Financial Officer from 1996 until July 2000. Mr. Carty also serves as a non-executive Chairman of the Board of Points International Ltd.

      Beth Byster Corvino has been Senior Vice President, General Counsel and Corporate Secretary of the Company since April 12, 2004 and was promoted to Executive Vice President in July 2005. From April 1998 to April 2004 she served as Vice President, General Counsel and Corporate Secretary, and then as a consultant to, Chas. Levy Company LLC, a book and magazine wholesaler, where she was responsible for all legal affairs and strategic planning, and served as Chief Operating Officer of its trucking subsidiary.

      Jeffrey W. Sanders has been Vice President, Corporate Development of the Company since August 2003 and has been Controller since January 2004. From May 1999 until July 2003 he served as Senior Vice President and Chief Financial Officer of Greyhound Lines, Inc. Mr. Sanders joined Greyhound Lines, Inc. in June 1997 as Vice President, Corporate Development and from September 1997 through May 1999 served as Vice President Finance.

      Jeffery A. McDougle has been Vice President and Treasurer since February 2, 2004. From July 2003 until January 2004, he served as Vice President of Fleet at US Airways Inc. From April 2002 until July 2003, Mr. McDougle served as Vice President of Finance and Treasurer for US Airways Group, where in addition to his treasury functions, he was responsible for corporate finance, corporate insurance and purchasing. In addition, he served as Vice President — Purchasing of US Airways, Inc. from November 2001 to April 2002 and Vice President — Treasurer of US Airways Group from May 1999 to November 2001. US Airways Group and its subsidiary US Airways Inc. filed a petition for Chapter 11 protection on August 11, 2002 and later emerged from bankruptcy on March 31, 2003. US Airways Group and its subsidiary US Airways Inc. subsequently re-filed a petition for Chapter 11 protection on September 12, 2004 and then emerged from bankruptcy on September 27, 2005.

Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
	Annual Compensation
					Deferred/
				Other Annual	Restricted	Securities		All Other
				Compensation	Stock	Underlying	LTIP	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	Awards (2)	Options	Payouts	(3)

Kevin E. Benson	2005	$600,000	$681,360	$—	$1,885,000	185,000	$—	$45,032
President, Chief	2004	$600,000	$1,000,000	$—	$3,900,000	185,000	$—	$43,378
Executive Officer and Director	2003	$575,000	$517,500	$—	$—	—	$—	$27,058
Douglas A. Carty	2005	$449,750	$404,167	$—	$1,004,500	50,000	$—	$32,985
Executive Vice President	2004	$426,667	$521,202	$—	$1,300,000	60,000	$—	$87,958
and Chief Financial Officer	2003	$266,667	$218,680	$—	$—	—	$—	$745
Beth B. Corvino(4)	2005	$327,500	$227,819	$—	$627,500	30,000	$—	$21,650
Executive Vice President, General Counsel and Corporate Secretary	2004	$124,923	$116,749	$—	$578,000	60,000	$—	$1,600
Jeffrey W. Sanders(5)	2005	$286,000	$163,526	$—	$342,150	20,000	$—	$17,160
Vice President Corporate	2004	$275,000	$221,116	$—	$390,000	15,000	$—	$47,732
Development and Controller	2003	$22,833	$25,672	$—	$—	—	$—	$22,083
Jeffery A. McDougle(6)	2005	$260,000	$147,628	$42,613	$214,975	15,000	$—	$17,040
Vice President, Treasury	2004	$156,666	$122,372	$—	$146,000	15,000	$—	$29,867

(1)	The value of perquisites for each Named Executive Officer is less than the lesser of $50,000 or 10% of the total of such executive’s annual salary and bonus, other than Mr. McDougle, who in fiscal 2005 received $42,613 in other annual compensation, $33,613 of which is attributable to a fixed annual stipend to be used for business-related and other purposes, including items such as automobile expenses, membership expenses and professional advice.

(2)	During fiscal 2005 each Named Executive Officer was granted deferred shares relating to shares of the Company’s common stock. These dollar amounts represent the number of deferred shares granted multiplied by the fair market value of the Company’s common stock on the grant date. Upon vesting of a deferred share, the Named Executive Officer becomes entitled to receive one share of the Company’s common stock. One-quarter of the deferred shares will vest each year so long as the Named Executive Officer remains continuously employed with the Company through the vesting date and executives do not receive dividends on unvested deferred shares. Each Named Executive Officer received the following number of deferred shares in fiscal 2005 on the respective grant date: Mr. Benson, 100,000 shares on 12/8/2004; Mr. Carty, 30,000 shares on 12/8/2004; Ms. Corvino, 10,000 shares on 12/8/2004; Mr. Sanders, 10,000 shares on 12/8/2004; Mr. McDougle, 5,000 shares on 12/8/2004. Additionally, as a result of the successful completion of the healthcare business divestiture in fiscal 2005, certain executives received an additional grant of deferred shares as follows: Mr. Carty, 20,000 shares on 5/3/2005; Ms. Corvino, 20,000 shares on 5/3/2005; Mr. Sanders, 7,000 shares on 5/3/2005; Mr. McDougle,

5,500 shares on 5/3/2005. The quantity and value (using fiscal year end stock price), respectively, of unvested deferred shares held by each executive at August 31, 2005 is as follows: Mr. Benson 325,000 shares, $8,043,750 value; Mr. Carty 125,000 shares, $3,093,750 value; Ms. Corvino 60,000 shares, $1,485,000 value; Mr. Sanders 39,500 shares, $977,625 value; Mr. McDougle 18,000 shares, $445,500 value.

(3)	Includes contributions to a qualified defined contribution plan in 2005 for the following individuals: Mr. Benson $36,000; Mr. Carty $26,985; Ms. Corvino $19,650; Mr. Sanders $17,160; and Mr. McDougle $15,600. Also includes the costs of term life insurance for the following individuals: Mr. Benson $4,032; and Mr. McDougle $1,440. The Company also reimburses Mr. Benson, Mr. Carty and Ms. Corvino for automobile expenses and tax preparation fees as follows: Mr. Benson $5,000; Mr. Carty $6,000; Ms. Corvino $2,000.

(4)	Ms. Corvino was appointed Senior Vice President, General Counsel and Corporate Secretary on April 12, 2004 and was promoted to executive Vice President in July 2005.

(5)	Mr. Sanders was appointed Vice President, Corporate Development in August 2003 and added the title of Controller in January 2004.

(6)	Mr. McDougle was appointed Vice President, Treasurer on February 2, 2004.

Option/ SAR Grants During 2005 Fiscal Year

      The following table provides information related to options granted to the named executive officers during fiscal 2005.

	Individual Grants
					Potential Realizable Value
	Number of				at Assumed Annual Rates of
	Securities	Percent of Total			Stock Price Appreciation for
	Underlying	Options granted	Exercise or		Option Term(3)
	Options	to employees in	Base Price	Expiration
Name	Granted(1)	Fiscal Year	($/share)(2)	Date	5%	10%

Kevin E. Benson	185,000	46.0%	$18.85	12/8/2014	$2,193,113	$5,557,778
Douglas A. Carty	50,000	12.4%	$18.85	12/8/2014	$592,733	$1,502,102
Beth B. Corvino	30,000	7.5%	$18.85	12/8/2014	$355,640	$901,261
Jeffrey W. Sanders	20,000	5.0%	$18.85	12/8/2014	$237,093	$600,841
Jeffery A. McDougle	15,000	3.7%	$18.85	12/8/2014	$177,820	$450,631

(1)	Options granted to executives are granted in accordance with the Laidlaw International, Inc. Amended and Restated 2003 Equity and Performance Incentive Plan and vest ratably over a three year period from date of grant. The stock options have a ten year life.

(2)	The stock option exercise or base price is equal to the fair market value of the Company’s stock on the date of grant. Stock options were granted to Messrs. Benson, Carty, Sanders and McDougle and Ms. Corvino on December 8, 2004.

(3)	In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of the Company’s Common Stock appreciates from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of the exercise date, realized value to the named executive officer will be zero.

Aggregated Option/ SAR Exercises During 2005 Fiscal Year and Fiscal Year-End Option Values

      The following table provides information related to the number and value of options held by named executive officers at fiscal year end. None of the named executive officers exercised stock options in fiscal year 2005. The Company has no outstanding stock appreciation rights.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at August 31, 2005		August 31, 2005(1)
	Shares Acquired on
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Kevin E. Benson	—	$—	61,667	308,333	$724,583	$2,540,667
Douglas A. Carty	—	$—	20,000	90,000	$235,000	$765,000
Beth B. Corvino	—	$—	20,000	70,000	$206,000	$589,000
Jeffrey W. Sanders	—	$—	5,000	30,000	$58,750	$235,500
Jeffery A. McDougle	—	$—	5,000	25,000	$50,750	$190,000

(1)	These amounts represent the difference between the exercise price of the stock options and the price of the Common Stock on August 31, 2005 ($24.75) for all in-the-money options held by the named executive officer.

Long-Term Incentive Plans — Awards in Last Fiscal Year

      No payments were made or awards granted to the named executive officers under the performance based alternative of the Company’s long-term incentive plan during the last fiscal year. Please see the “Summary Compensation Table” above, for long-term compensation awards granted under the time-vest alternative in the form of restricted stock, stock options and deferred shares.

Compensation of Directors

      Non-executive directors other than the Chairman will receive an annual retainer of $47,500, with the Audit Committee Chair receiving an additional $20,000, the Human Resources and Compensation Committee Chair an additional $8,000 and other committee chairs an additional $5,000. The non-executive Chairman will receive an annual retainer of $150,000. Non-executive directors will receive meeting fees of $1,500 per Board meeting attended and $1,000 per committee meeting attended; fees for telephonic meetings will be reduced by 50%. Directors may defer all or a portion of their cash compensation. Deferred cash compensation will be credited to a deferral account, which will be deemed to be invested in hypothetical shares of the Company’s common stock. Each deferral account will be credited with dividend equivalents and will be distributed to the director in a lump sum in cash on a date selected by the director.

      Each non-executive director other than the Chairman will also receive an annual equity award consisting of 6,750 stock options and 3,375 restricted shares; the Chairman will receive 10,125 stock options and 5,063 restricted shares. Directors may elect to defer receipt of all or a portion of the restricted shares granted to them. These deferred shares will be credited to a deferral account, will no longer have voting and dividend rights, and will be subject to a risk of forfeiture on the same basis as the underlying restricted shares. Each deferral account will be credited with dividend equivalents. To the extent vested, the shares credited to a deferral account will be distributed to the director on a distribution date selected by the director in the form of the Company’s common stock and the dividend equivalents will be distributed to the director in cash. Stock ownership guidelines have also been established. Within five years, directors are expected to hold common stock (including deferred shares) having a value of not less than three times (five times in the case of the Chairman) the annual general retainer of $47,500. In addition, each director is reimbursed for any reasonable travel expenses incurred in attending meetings.

Supplemental Executive Retirement Plans

      The Company sponsors two supplemental executive retirement plans for specified employees. The benefit amount payable under the plans at age 65 is the sum of (1) 1.0% of final average earnings up to $205,000 and

(2) 1.5% of final average earnings in excess of $205,000, less government pension benefits, multiplied by the participant’s years of service with the Company and its affiliates. A participant’s final average earnings would be the average of the highest consecutive five years’ earnings (including salary and bonus, not exceeding the target level) earned by the participant in the last ten years prior to retirement. The form of benefit would be an annuity, guaranteed for five years.

      The following table sets forth the annual amount (after deducting government pension benefits) that would be payable to the named executive officers based on retirement at age 65, at various levels of remuneration and years of service.

Supplemental Executive Retirement Plan

Annual Pension Payable Upon Retirement at Normal Retirement Age

	Years of Credited Service

Remuneration	5	10	15	20	25	30

$200,000	$6,787	$13,575	$20,362	$27,150	$33,937	$40,725
$300,000	$14,037	$28,075	$42,112	$56,150	$70,187	$84,225
$400,000	$21,537	$43,075	$64,612	$86,150	$107,687	$129,225
$500,000	$29,037	$58,075	$87,112	$116,150	$145,187	$174,225
$600,000	$36,537	$73,075	$109,612	$146,150	$182,687	$219,225
$700,000	$44,037	$88,075	$132,112	$176,150	$220,187	$264,225
$800,000	$51,537	$103,075	$154,612	$206,150	$257,687	$309,225
$900,000	$59,037	$118,075	$177,112	$236,150	$295,187	$354,225
$1,000,000	$66,537	$133,075	$199,612	$266,150	$332,687	$399,225
$1,100,000	$74,037	$148,075	$222,112	$296,150	$370,187	$444,225
$1,200,000	$81,537	$163,075	$244,612	$326,150	$407,687	$489,225
$1,300,000	$89,037	$178,075	$267,112	$356,150	$445,187	$534,225
$1,400,000	$96,537	$193,075	$289,612	$386,150	$482,687	$579,225
$1,500,000	$104,037	$208,075	$312,112	$416,150	$520,187	$624,225
$1,600,000	$111,537	$223,075	$334,612	$446,150	$557,687	$669,225
$1,700,000	$119,037	$238,075	$357,112	$476,150	$595,187	$714,225
$1,800,000	$126,537	$253,075	$379,612	$506,150	$632,687	$759,225
$1,900,000	$134,037	$268,075	$402,112	$536,150	$670,187	$804,225
$2,000,000	$141,537	$283,075	$424,612	$566,150	$707,687	$849,225

      The credited years of service for the named executive officers as of August 31, 2005, assuming the individual meets specified conditions of continued employment with the Company, are as follows: 2.96 years for Mr. Benson, 2.66 years for Mr. Carty, 1.39 years for Ms. Corvino, 2.08 years for Mr. Sanders, 1.60 years for Mr. McDougle.

Employment Agreements

Benson Employment Agreement

      The Company is party to an employment agreement with Mr. Benson under which Mr. Benson serves as its President and Chief Executive Officer. Pursuant to the agreement, in addition to his annual salary, Mr. Benson is eligible to participate in the Company’s short-term incentive plan. Mr. Benson’s target bonus is 100% of base salary, with a maximum bonus of 200% of base salary. Mr. Benson also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Mr. Benson also receives other benefits, including a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club membership expenses, tax preparation and planning expenses, each subject to maximum reimbursement limits, and relocation expenses. If Mr. Benson is terminated without cause, the Company will continue to pay his base salary plus one-twelfth of his target bonus in effect at that time and provide him with medical insurance, dental insurance and term life insurance for a period of 24 months following termination. In lieu of these benefits, Mr. Benson may be paid an equivalent lump sum cash amount. The agreement requires Mr. Benson to refrain from competing with the Company and soliciting the Company’s customers during his employment and for 24 months following his termination without cause. The agreement also prevents Mr. Benson from soliciting any of the Company’s employees for a period of 24 months following his termination.

Carty Employment Agreement

      The Company is party to an employment agreement with Mr. Carty under which Mr. Carty serves as its Executive Vice President and Chief Financial Officer. Pursuant to the agreement, in addition to his annual salary, Mr. Carty is eligible to participate in the Company’s short-term incentive plan. Mr. Carty’s target bonus is 75% of base salary, with a maximum bonus of 150% of base salary. Mr. Carty also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Mr. Carty also receives other benefits, including a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club membership expenses, tax preparation and planning expenses, each subject to maximum reimbursement limits, and relocation expenses. If Mr. Carty is terminated without cause, the Company will continue to pay his base salary plus one-twelfth of his target bonus in effect at that time and provide him with medical insurance, dental insurance and term life insurance for a period of 24 months following termination. In lieu of these benefits, Mr. Carty may be paid an equivalent lump sum cash amount. The agreement requires Mr. Carty to refrain from competing with the Company and soliciting the Company’s customers during his employment and for 24 months following his termination without cause. The agreement also prevents Mr. Carty from soliciting any of the Company’s employees for a period of 24 months following his termination.

Corvino Employment Agreement

      The Company is a party to an employment agreement with Ms. Corvino, under which Ms. Corvino serves as Executive Vice President, General Counsel and Corporate Secretary. Pursuant to the agreement, in addition to her annual salary, Ms. Corvino is eligible to participate in the Company’s short-term incentive plan. Ms. Corvino’s target bonus is 60% of base salary, with a maximum bonus of 120% of base salary. Ms. Corvino also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Ms. Corvino also receives other benefits, including a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club membership expenses, tax preparation and planning expenses, each subject to maximum reimbursement limits. If Ms. Corvino is terminated without cause, the Company will continue to pay her base salary in effect at that time and provide her with medical insurance, dental insurance and term life insurance for a period of 24 months following termination. If such termination occurs after the second anniversary of her employment, the Company will pay Ms. Corvino a monthly amount equal to one-twelfth of her target bonus in effect at the time of termination for a period of 24 months following termination. In lieu of these benefits, Ms. Corvino may be paid an equivalent lump sum cash amount. In addition, if Ms. Corvino is terminated within her first year of employment, the Company must reimburse her for reasonable and actual relocation expenses. The agreement requires Ms. Corvino to refrain from competing with the Company and soliciting the Company’s customers during his employment and for 24 months following his termination without cause. The agreement also prevents Ms. Corvino from soliciting any of the Company’s employees for a period of 24 months following her termination.

Sanders Employment Agreement

      The Company is a party to an employment agreement with Mr. Sanders, under which Mr. Sanders serves as Vice President, Corporate Development and Controller. Pursuant to the agreement, in addition to his annual salary, Mr. Sanders is eligible to participate in the Company’s short-term incentive plan. Mr. Sanders’

target bonus is 50% of base salary, with a maximum bonus of 100% of base salary. Mr. Sanders also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Mr. Sanders also receives other benefits, including a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club membership expenses, tax preparation and planning expenses, each subject to maximum reimbursement limits. If Mr. Sanders is terminated without cause, the Company will continue to pay his base salary plus one-twelfth of his target bonus in effect at that time and provide him with medical insurance, dental insurance and term life insurance for a period of 12 months following termination. In lieu of these benefits, Mr. Sanders may be paid an equivalent lump sum cash amount. The agreement requires Mr. Sanders to refrain from competing with the Company and soliciting the Company’s customers during his employment and for 12 months following his termination without cause. The agreement also prevents Mr. Sanders from soliciting any of the Company’s employees for a period of 12 months following his termination.

McDougle Employment Agreement

      The Company is a party to an employment agreement with Mr. McDougle, under which Mr. McDougle serves as Vice President, Treasurer. Pursuant to the agreement, in addition to his annual salary, Mr. McDougle is eligible to participate in the Company’s short-term incentive plan. Mr. McDougle’s target bonus is 50% of base salary, with a maximum bonus of 100% of base salary. Mr. McDougle also participates in the Company’s supplemental executive retirement plan and is eligible to participate in the Company’s long-term incentive plan. Pursuant to the agreement, Mr. McDougle also receives other benefits, including a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club membership expenses, tax preparation and planning expenses, each subject to maximum reimbursement limits. If Mr. McDougle is terminated without cause, the Company will continue to pay his base salary in effect at that time and provide him with medical insurance, dental insurance and term life insurance for a period of 12 months following termination. If such termination occurs after the second anniversary of his employment, the Company will pay Mr. McDougle a monthly amount equal to one-twelfth of his target bonus in effect at the time of termination for a period of 12 months following termination. In lieu of these benefits, Mr. McDougle may be paid an equivalent lump sum cash amount. The agreement requires Mr. McDougle to refrain from competing with the Company and soliciting the Company’s customers during his employment and for 12 months following his termination without cause. The agreement also prevents Mr. McDougle from soliciting any of the Company’s employees for a period of 12 months following his termination.

Change in Control Agreements

Benson, Carty, Corvino, Sanders and McDougle Change in Control Agreements

      The Company is party to change in control agreements with Messrs. Benson, Carty, Sanders, McDougle and Ms. Corvino. Under the change in control agreements, if the executive is terminated without cause during the two-year period following a change in control or if the executive terminates his employment with the Company during the two-year period upon the occurrence of specified events, including, without limitation:

•	a reduction in the aggregate of the executive’s base pay and incentive pay;

•	the Company’s failure to maintain the executive in the office or position, or a substantially equivalent office or position of or with the Company, which he held immediately prior to the change in control;

•	an adverse change in the nature or scope of the authorities, powers, functions or responsibilities of the executive;

•	the termination or denial of the executive’s rights to employee benefits; or

•	specified relocations of the executive or excess travel,

the executive is entitled to severance benefits.

      For purposes of these agreements, the definition of a “change in control” includes:

•	the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding voting stock of the Company, except in several instances;

•	individuals who currently constitute or are approved by the Company’s Board of Directors cease for any reason to constitute at least a majority of the Board, with several exceptions;

•	the consummation of a reorganization, merger or consolidation or a sale or other disposition of all or substantially all of the Company’s assets, unless, in each case, immediately following the event,

—	all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting stock immediately prior to the event beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from the event in substantially the same proportions relative to each other as their ownership, immediately prior to the transaction, of the Company’s voting stock;

—	no person (other than any entity resulting from the transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of common stock of the entity resulting from the transaction or the combined voting power of the then outstanding voting securities of that entity except to the extent ownership existed prior to the transaction; and

—	at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the initial agreement or of the action of the board providing for the transaction; or

•	the approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

      The severance benefits following a change in control under the change in control agreements will consist of a lump sum payment equal to two times the sum of the executive’s highest previous base salary and the executive’s incentive pay (calculated at not less than the higher of (1) the highest aggregate incentive pay earned in any fiscal year after the change in control or in any of the three years immediately preceding the year in which the change in control occurred or (2) the plan target for the year in which the change in control occurred), plus continued benefits coverage for a period of 24 months. In addition, the executive will receive a lump sum payment in an amount equal to the actuarial equivalent of the excess of (1) the retirement pension and the medical, life and other benefits that would be payable to the executive under various retirement plans if the executive continued to be employed during the twenty-four month period after termination given the executive’s base pay, over (2) the retirement pension and the medical, life and other benefits that the executive is entitled to receive (either immediately or on a deferred basis) under the retirement plans. The executive is also entitled to reimbursement of reasonable outplacement services of up to $25,000. Further, upon the change of control, all equity incentive awards held by the executive will become fully vested and all stock options held by the executive will become fully exercisable.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

      The Human Resources and Compensation Committee (the “Compensation Committee”) is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive officers, including the executive officers named in the “Summary Compensation Table.” This report describes the policies and approach of the Compensation Committee in establishing executive compensation during the fiscal year ended on August 31, 2005.

      Pursuant to the Charter of the Human Resources and Compensation Committee, the Compensation Committee re-evaluates annually the Company’s executive compensation programs. This review is intended to ensure that these programs fully support the Company’s business strategy and short and long-term performance objectives. It is also intended to ensure that these programs align executives with stockholder interests. The Company’s executive compensation programs also reflect the challenges in attracting, retaining and motivating leadership talent given the competitive markets for leadership talent.

Compensation Committee Approach to Compensation

      The Compensation Committee’s basic objectives are to recruit, retain and motivate top quality executive leadership focused on the successful execution of the Company’s business strategy, including achieving short-term financial objectives, attaining long-term corporate goals and increasing stockholder value.

      In determining the principal components of executive compensation, the Compensation Committee, in consultation with an independent compensation consultant, considered the following factors: (a) Company performance, both year over year and in comparison to other companies of similar size and business lines; (b) the role of the executive in executing the Company’s business plan and in impacting Company growth and performance objectives; (c) the individual performance and contribution of the executive; (d) comparative compensation studies; (e) historical compensation levels at the Company; (f) the overall competitive environment in executive compensation needed to attract, retain and motivate talented and experienced senior management; and (g) current trends in executive compensation driven by new and proposed legislative and regulatory initiatives.

      Since the time that the Compensation Committee was formed in 2003, the Compensation Committee has continued to refine its approach to compensation. The Compensation Committee’s overall philosophy is to provide a total compensation opportunity to executives that is consistent with a “pay–for–performance” environment. The Compensation Committee’s overall philosophy for cash compensation for the named executive officers is to pay conservatively, i.e., between 25th percentile and the market median (i.e., the 50th percentile), relative to a peer group of companies for performance at target or below (measured against stated objectives and goals) and to pay above the median relative to the peer group for performance that exceeds those goals and objectives. This peer group is made up of companies of similar size, scope and complexity as the Company and is representative of the companies that the Company competes with for both business and talent. Cash compensation includes base salary and short-term incentive compensation. Through the use of long-term incentive compensation in the form of equity awards, a significant portion of each executive officer’s total compensation is linked to the performance of the Company’s stock, fostering an ownership culture and aligning management’s interests and concerns with those of the stockholders. The Compensation Committee has established ownership guidelines for executive officers to support this end. Together, cash compensation and long-term compensation are designed to provide a competitive compensation opportunity based upon performance.

      The Company provides certain officers, including the named executives, with an overall retirement package consistent with prevailing market practices. The Company also provides its executives certain perquisites. The Compensation Committee’s approach is that any executive perquisites that are provided be based on business need rather than to provide additional compensation.

Components of Executive Compensation

      Base Salary. Base salaries are reviewed annually for possible merit adjustment and also in connection with promotions and when responsibilities for the position are materially changed. The Compensation Committee recognizes the need to retain executive talent by paying base salaries that contribute to an overall competitive total compensation opportunity. The Compensation Committee reviewed executive benchmark data in consultation with the independent compensation consultant. This data consisted of compensation practices and policies compiled from the most recent proxy statements for the peer group of companies, as well as from third-party compensation surveys, research and other studies. After reviewing this benchmark data, the Compensation Committee has adopted a conservative policy of setting base salary for the named executive officers generally between the 25th percentile and the market median, i.e., in the second quartile relative to the benchmark data, provided base salary can exceed this range under certain circumstances, such as in recognition of an executive’s strong individual performance and contribution to the Company or when necessary to attract, retain and motivate talented and experienced senior management.

      Short-Term Incentive Compensation. The Compensation Committee has adopted and administers the Laidlaw International, Inc. Short-Term Incentive Plan (the “STIP”), which was approved by the stockholders at the Company’s 2005 annual meeting of stockholders (the “2005 Annual Meeting”). The STIP, in conjunction with base salary, provides an annual cash compensation opportunity to the named executive officers. All officers, including the named executive officers and certain other key management employees of the Company are eligible to participant in the STIP. The STIP provides for payment based upon the Company achieving certain performance objectives, which are set by the Compensation Committee annually. The performance objectives include financial criteria and individual management objectives. The Compensation Committee’s philosophy is to establish financial criteria that reward participants for real value that is created by tying short-term incentive compensation to financial performance in excess of a pre-established hurdle rate, which are tied to the achievement of Company goals. The target awards for the executive officers range from 50% of base salary for Vice Presidents, 60% to 75% for Executive Vice Presidents and 100% for the Chief Executive Officer. If the Company’s objectives are exceeded, the incentive award may be increased to a maximum amount of between 100% and 200% of base salary. It is the Compensation Committee’s intention that this range provides the opportunity to ensure that executive’s total cash compensation is commensurate with performance, while providing a competitive cash compensation opportunity competitive with current market practices.

      For the fiscal year ended August 31, 2005, the Compensation Committee set as the Company’s target objectives the attainment of specified levels of financial performance which emphasize the maximization of pre-tax income. The Compensation Committee determined that it was equitable to adjust the original targeted goals for fiscal 2005 in order to reflect the sale of AMR and EmCare and the consummation of the debt recapitalization transactions. The Compensation Committee evaluated the Company’s performance against these goals as adjusted and determined that a number of the executive officers were entitled to payment under the STIP.

      Long-Term Incentive Compensation. The executive officers of the Company participate in the Company’s Amended and Restated 2003 Equity and Performance Incentive Plan (the “2003 Incentive Plan”) which is administered by the Compensation Committee and was approved by the stockholders of the Company at the 2005 Annual Meeting. The 2003 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. During the fiscal year ended August 31, 2005, the Compensation Committee granted stock options and deferred shares under the 2003 Incentive Plan. These grants were intended to provide a competitive long-term incentive compensation opportunity to participants. In addition, the Compensation Committee made an additional one-time grant of deferred shares under the 2003 Incentive Plan to certain executives of the Company, including the executive officers (other than the Chief Executive Officer) in recognition of the successful sale of AMR and EmCare. The options are granted at an exercise price equal to the fair market value of a share of Common Stock on the effective date of the grant and vest ratably over a three-year period. The awards of deferred shares vest ratably over a four-year period from the grant date. The Compensation Committee sets the long-term incentive stock compensation for its executive officers above the median of the benchmark peer group. The Compensation Committee believes that granting such equity awards to executive officers aligns the executive’s interests more closely with those of stockholders of the Company by tying a meaningful portion of compensation to the performance of the Company’s stock. In determining the size of the annual grants to be made to each of the executive officers, the Compensation Committee considers the individual performance of each executive officer, historical stock grants made by the Company to the individual, survey data and the recommendations of its independent compensation consultant. The Compensation Committee also studied long-term incentive compensation practices in light of current trends in executive compensation to ensure that the Company was providing a long-term incentive compensation opportunity in an effective and efficient manner.

      The Compensation Committee supports and encourages stock ownership in the Company by its executive officers and has adopted stock ownership guidelines for its officers. The stock ownership requirement is based on a multiple of base salary and ranges from one times base salary for Vice Presidents, two times base salary for Senior Vice Presidents, three times base salary for Executive Vice Presidents and four times base salary for the Chief Executive Officer. The Compensation Committee encourages these executives to build to, and maintain, these levels of ownership over a five-year period.

      Retirement Compensation. The Company also provides select officers, including the named executive officers, with an overall retirement package that is designed to be consistent with prevailing practices in the market. This retirement package consists of: (i) a non-qualified defined contribution plan with matching contributions of up to 6% of the individual’s salary; (ii) a 401(k) plan (with no matching contributions); and (iii) a defined benefit supplemental executive retirement plan (SERP) (as described above under “Supplemental Executive Retirement Plans”). In aggregate, these retirement plans are targeted to provide a retirement benefit that is competitive with overall market practices.

      Other Compensation. The Compensation Committee reviewed benchmark data on other forms of executive compensation, including perquisites in consultation with the independent compensation consultant. After reviewing this benchmark data, the Compensation Committee has adopted a conservative policy towards these programs. Perquisites are intended to provide a means to address specific business needs in an efficient manner. In accordance with the terms of their employment agreements, the named executive officers receive such perquisites as: monthly allowances for automobile and related operating and insurance expenses, and reimbursement of club memberships, tax preparation and planning expenses, each subject to maximum reimbursement limits. None of these perquisites exceeded $50,000 in aggregate for any one of the named executive officers.

CEO Compensation

      In establishing compensation for the President and Chief Executive Officer position, the Compensation Committee recognized that it was essential to retain Mr. Benson in his current position in light of the Company’s business and growth objectives. The Compensation Committee established Mr. Benson’s compensation to be in line with market practice and the Company’s overall compensation philosophy.

      Base Salary. The Compensation Committee set Mr. Benson’s base salary at a level below that of the benchmark peer group. Mr. Benson’s base salary for fiscal 2005 was at approximately the 25th percentile when compared to the base salaries for the top executives in that group.

      Short-Term Incentive Compensation. The Compensation Committee has targeted Mr. Benson’s short-term incentive opportunity to be competitive with market medians when targeted levels of performance are achieved and below market practices when the Company’s performance falls below those targets. Mr. Benson’s goals were based on the following measures pre-established by the Compensation Committee, achievement of certain EBITDA target, achievement of EBITDA margins, achievement of a pre-set free cash flow target, favorable debt refinancing, and the Company’s overall compliance with the Sarbanes-Oxley Act of 2002. The Compensation Committee also recognizes that if the Company s performance exceeds performance goals, the STIP payment could bring his cash compensation level above the median of the benchmark peer group. Based on the Company’s performance during the fiscal year ended on August 31, 2005, Mr. Benson was provided with a short-term incentive award that was equal to 113.5% of his target incentive opportunity.

      Long-Term Incentive Compensation. The Compensation Committee also granted deferred shares and stock option awards, with a vesting schedule designed to make his compensation package above the median if the Company’s stock price performance is favorable. The options are granted a fair market value on the date of grant. The stock options vest in three equal installments over a three year period on the applicable anniversary of the grant date. The deferred shares vest in four equal installments over a four year period on the applicable anniversary of the grant date.

      Retirement Compensation. Mr. Benson is provided with a retirement package similar to that provided to all other executives. This retirement package consists of: (i) a non-qualified defined contribution plan with matching contributions of up to 6% of the individual’s salary; (ii) a 401(k) plan (with no matching contributions); and (iii) a defined benefit supplemental executive retirement plan (SERP). See also “Supplemental Executive Retirement Plan” on page 11 of this proxy statement.

      Other Compensation. In accordance with the terms of Mr. Benson’s employment agreement, Mr. Benson received the following perquisites: a monthly allowance for automobile and related operating and insurance expenses, reimbursement of club memberships and tax preparation and planning expenses, each subject to maximum reimbursement limits. These perquisites did not exceed $50,000 in the aggregate for Mr. Benson in fiscal 2005.

Deductibility of Executive Compensation

      Section 162(m) of the Code limits the tax deduction of a publicly held company allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Prior to 2005, amounts payable under the 2003 Incentive Plan and the STIP were grandfathered from the limitations of Code Section 162(m). However, beginning in 2005, awards payable under the 2003 Incentive Plan and the STIP are subject to the limitations of Code Section 162(m) unless such amounts constitute “qualified performance based compensation” under 162(m). Those plans were approved by our stockholders at the 2005 Annual Meeting, which was required in order for amounts payable under such plans to be qualified performance based compensation.

      Generally, the Compensation Committee desires to maintain the tax deductibility of the compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company’s compensation programs. The Compensation Committee continues to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Compensation Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

      All members of the Compensation Committee have approved this report.

Richard P. Randazzo, Chair Maria A. Sastre Peter E. Stangl Carroll R. Wetzel, Jr.

Compensation Committee Interlocks and Insider Participation

      Richard P. Randazzo, Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr. served on the Company’s Human Resources and Compensation committee during fiscal 2005. No interlocking relationships existed during the last completed fiscal year between the Company’s Board of Directors or Human Resources and Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

COMPARATIVE STOCK PERFORMANCE GRAPH

      The Common Stock is currently listed on the New York Stock Exchange under the symbol LI. The following graph compares for the period from June 23, 2003 through August 31, 2005 the cumulative total stockholder return on the Company’s Common Stock, as reported on the NYSE, with (a) the cumulative total return of the Standard & Poor’s 500 Stock Index; (b) the cumulative total return of the Dow Jones Transportation Average; (c) the cumulative total return of the Russell 1000 Stock Index; and (d) the cumulative total return of the Russell 2000 Stock Index. Because of the growth in total capitalization of the Company during fiscal 2005, the Common Stock became eligible for inclusion in the Russell 1000 Stock Index. As a result, the Russell 1000 Index is the index the Company uses for comparison. This year’s comparison continues to show the Russell 2000 Stock Index, an index that the Company has used in prior years, because applicable regulations require both the new and the old index to be shown if the graph uses a different index from that used for the graph in the preceding year. The Russell 2000 Stock Index will not be used for comparison in next year’s proxy statement. The graph assumes $100 was invested in the Common Stock or indices on June 23, 2003 and also assumes reinvestment of dividends.

	6/23/2003	8/29/2003	8/31/2004	8/31/2005

Laidlaw International, Inc,	100.00	112.97	169.73	269.19
Standard & Poor’s 500 Stock Index	100.00	102.69	112.49	124.32
Dow Jones Transportation Average	100.00	112.05	129.68	153.71
Russell 1000 Stock Index	100.00	103.75	113.52	127.79
Russell 2000 Stock Index	100.00	113.20	124.70	151.68

AUDIT COMMITTEE AND INDEPENDENT AUDITORS

Audit Committee Report

      As discussed above, the Board of Directors of the Company adopted a written Audit Committee Charter on November 19, 2003. John F. Chlebowski, James H. Dickerson, Jr., Maria A. Sastre, Peter E. Stangl and Carroll R. Wetzel, Jr., the current members of the Audit Committee, are independent under the New York Stock Exchange listing standards.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered accounting firm is responsible for performing an audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. The Audit Committee reviews these processes on behalf of the Board of Directors. In this context, the Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended August 31, 2005. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

      The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”) and has discussed with PricewaterhouseCoopers LLP such independent auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2005 for filing with the Securities and Exchange Commission.

      This report is submitted on behalf of the Audit Committee.

John F. Chlebowski, Chair James H. Dickerson, Jr. Maria A. Sastre Peter E. Stangl Carroll R. Wetzel, Jr.

Independent Registered Public Accountants

      The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the fiscal year ended August 31, 2006. During fiscal 2005, PricewaterhouseCoopers LLP examined the financial statements of the Company and its subsidiaries, including those set forth in the 2005 Annual Report. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Audit Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $4,511,100 in fiscal 2005 and approximately $3,617,800 in fiscal 2004 for professional services rendered for and relating to the audit of the Company’s annual financial statements and the reviews of the interim financial statements included in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q filed during both fiscal years; the audit of the Company’s internal control over financial reporting and assessment of management’s evaluation of internal control over financial reporting as of August 31, 2005; and subsidiary audits and reviews in both fiscal years.

      During fiscal 2005, the audit fees for PricewaterhouseCoopers LLP included approximately $2.5 million for services related to compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Company paid approximately $5.3 million in fiscal 2005 to third party consultants, other than PricewaterhouseCoopers LLP, in connection with Section 404 compliance.

Audit-Related Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $128,100 in fiscal 2005 and approximately $226,200 in fiscal 2004 for assurance and related services rendered that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in “Audit Fees” above. These services included subsidiary benefit plan audits in both fiscal years, attestation services related to the retirement of Greyhound’s debt in fiscal 2005, attestation services related to subsidiary contract requirements in fiscal 2004, and due diligence services relating to the sale of the Company’s healthcare transportation services and emergency management services segments in fiscal 2005.

Tax Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $2,600 in fiscal 2005 and approximately $6,500 in fiscal 2004 for professional services rendered for tax compliance. These services related to a subsidiary’s tax returns.

All Other Fees

      PricewaterhouseCoopers LLP billed fees to the Company of approximately $2,800 in fiscal 2005 and approximately $6,500 in fiscal 2004 for products and services provided other than those services covered above. These services related to access to accounting research software in both fiscal years and employment tax issues in fiscal 2004.

      100% of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee during the fiscal year 2005. The Company believes that none of the time expended on PricewaterhouseCoopers LLP’s engagement to audit the Company’s financial statements for fiscal 2005 was attributable to work performed by persons other than PricewaterhouseCoopers LLP’s full-time, permanent employees. Based in part on consideration of the non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2005, the Audit Committee determined that such non-audit services were compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures

      In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee Charter provides that the Audit Committee of the Company’s Board of Directors has the sole authority and responsibility to pre-approve all annual audit services and audit-related and tax services to be performed for the Company by its independent auditors and the related fees. The independent auditor may be considered for other services not specifically approved as audit services or audit-related and tax services so long as the services are not prohibited by SEC rules and are routine and recurring services, and would not impair the independence of the auditor. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for such permitted non-audit services. Written documentation outlining the scope of work, timing, reasons why the independent auditor should perform the work and the proposed fees are submitted to the Company’s Chief Financial Officer for management approval and if approved, then to the Audit Committee for approval. Approvals may be received by fax or e-mail, or verbally received first and then followed up in writing. With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided and related fees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      There have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $60,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, 5% beneficial owner of our common stock, or any member of their immediate family, had or will have a direct or indirect material interest, except as described above under “Executive Compensation.”

      There are no business relationships between us and any entity of which a director of Laidlaw International, Inc. is an executive officer or of which a director of Laidlaw International, Inc. owns an equity interest in excess of 10% involving payments for property or services in excess of 5% of our consolidated gross revenues for fiscal year 2005.

PROCEDURES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      The Company must receive by August 18, 2006 any proposal of a stockholder intended to be presented at the 2007 annual meeting of stockholders of the Company (the “2007 Meeting”) and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2007 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563 and should be submitted to the attention of the Corporate Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2007 Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by October 17, 2006 and no earlier than September 17, 2006 or such proposals will be considered untimely under our By-laws. The Company’s proxy related to the 2007 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after October 17, 2006.

      The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended August 31, 2005, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Sarah Lewensohn, Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563, (630) 848-3120.

SOLICITATION OF PROXIES

      The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, telegram, facsimile or electronic mail transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation. The Company has engaged MacKenzie Partners, Inc. to assist in proxy solicitation and collection, and has agreed to pay such firm $6,000, plus out-of-pocket costs and expenses.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are stockholders in the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that your broker will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Sarah Lewensohn, Laidlaw International, Inc., 55 Shuman Blvd., Naperville, Illinois 60563. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

      The directors know of no other matters that are likely to be brought before the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

Kevin E. Benson
President and Chief Executive Officer

December 16, 2005

      IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY: (1) COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES; OR (2) FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS PRINTED ON THE PROXY CARD AND ALSO DESCRIBED ABOVE UNDER THE SECTION ENTITLED “QUORUM AND VOTING — HOW TO VOTE”.

EXHIBIT A

Laidlaw International, Inc.

Standards for Director Independence

      Annually, the Nominating and Corporate Governance Committee (the “Committee”) shall determine, and report to the Board of Directors (the “Board”) on whether any of the directors of Laidlaw International, Inc. (the “Company,” which, for purposes of the relationship described below, shall be deemed to include all of its consolidated subsidiaries), other than the management directors, has any relationship, which, in the opinion of the Committee (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, as such, is reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a Director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the New York Stock Exchange or, in the case of members of the Audit Committee, the Sarbanes-Oxley Act of 2002.

      To facilitate the Committee’s review, the Committee has identified certain relationships, which, absent special circumstances, would not be deemed to interfere with a Director’s qualifying as an “independent” Director. Such relationships include:

•	being a director who is not and has not been an employee, and whose immediate family members are not and have not been an executive officer of the Company during any of the last three years [NYSE 303A.02(b)(i)];

•	being a director who has received, and whose immediate family members have received, during any twelve-month period within the last three years, less than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) [NYSE 303A.02(b)(ii)];

•	(A) being a director who is not, or whose immediate family members are not a current partner of a firm that is the company’s internal or external auditor; (B) being a director who is not, a current employee of such a firm; (C) being a director whose immediate family members are not current employees of such a firm and do not participate in the firm’s audit, assurance or tax compliance (not including tax planning) practice; (D) being a director who was not, and whose immediate family members were not, within the last three years, a partner or employee of such a firm and personally worked on the listed company’s audit within that time [NYSE 303A.02(b)(iii)];

•	being a director who is or was employed, or whose immediate family members are or were employed, as an executive officer of another organization where any of the Company’s present executives at the same time serves or served on that organization’s compensation committee, provided that at least three years have passed since the end of such service or the employment relationship; [NYSE 303A.02(b)(iv)];

•	being a director who is a current employee, or whose immediate family members are current executive officers, of a company which, during each of the last three fiscal years has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, was less than 2% of the Company’s consolidated gross revenues or $1 million, whichever is greater [NYSE 303A.02(b)(v)]; and

•	being an officer or director of a tax exempt organization to which the Company has made a contribution, provided that the Company’s donations to such organization in each of the two preceding fiscal years and anticipated for the current fiscal year are less than $100,000.

      To the extent that any relationship set forth in the second bullet or the fifth bullet exceeds the thresholds listed above, such relationship would create a presumption that a Director is not “independent”. In the event, however, that the Board, after considering all relevant facts and circumstances, determines that the Director

A-1

should qualify as an “independent” Director, such determination shall be set forth and specifically explained in the Company’s proxy statement.

      For purposes of the foregoing, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

*                    *                    *

A-2

LAIDLAW INTERNATIONAL, INC.

C/O MELLON INVESTOR SERVICES ATTN: ROBERT KAVANAUGH P.O. BOX 9141 FARMINGDALE, NY 11735	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Laidlaw International, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LAIDL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LAIDLAW INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR all nominees. Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1. Nominees — Terms to expire 2009:
01) Kevin E. Benson	O	O	O
02) Lawrence M. Nagin
03) Peter E. Stang
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Item 1. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.
NOTE: Please sign exactly as your name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes, please check this box and write them on the back where indicated.	O

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY	LAIDLAW INTERNATIONAL, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL STOCKHOLDERS’ MEETING ON FEBRUARY 2, 2006.	PROXY
     The undersigned hereby constitutes and appoints Douglas A. Carty and John F. Chlebowski, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Laidlaw International, Inc. to be held at the Four Seasons Resort and Club Dallas at Las Colinas, 4150 North MacArthur Boulevard, Irving, Texas on February 2, 2006 at 1:30 p.m. Central Standard Time, and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.
     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(change of address)
SEE REVERSE SIDE

PLEASE MARK, DATE AND SIGN THIS PROXY

AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)